EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Contact: Steven T. Sabatini
                                                     Senior Executive V.P. &
                                                     Chief Financial Officer
                                                     (845) 365-4615

          U.S.B. HOLDING CO., INC., PARENT COMPANY OF UNION STATE BANK,
                  REPORTS REALIZED GAINS ON SALE TRANSACTION OF
                    AVAILABLE FOR SALE INVESTMENT SECURITIES

ORANGEBURG, NY, OCTOBER 29, 2002 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), today announced that the Company reported realized gains of approximately $3.2 million (after income tax of approximately $1.9 million) from the sale of available for sale investment securities totaling approximately $100.0 million on October 25, 2002. The securities sold consisted of mortgage-backed and collateralized mortgage obligations, which have been experiencing accelerated levels of prepayments. The sale is scheduled to settle in November 2002.

         Mr. Hales commented that, "This transaction is a result of management's on-going evaluation of the investment market." Mr. Hales further commented that, "These gains could have substantially diminished within a very short period as the consumer continues to refinance residential mortgages, the underlying asset of the securities sold, in the existing interest rate environment."

         The Company operates through its banking subsidiary, Union State Bank, a commercial bank with 25 locations in Rockland and Westchester counties and one location each in Stamford, Connecticut, and New York City.

         The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.


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         FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2002. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

         In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events, and related impact on the credit quality of borrowers; the extent and timing of actions of the Federal Reserve board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

         The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
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